Exhibit 99.1

PMV Pharmaceuticals Strengthens Leadership with Key Appointments as Company Advances into Late-Stage Development

•	PC14586 clinical program to be led by Deepika Jalota, Pharm.D. (Chief Development Officer) and Marc Fellous, M.D. (Senior Vice President, Head of Clinical Development and Medical Affairs)

•	Michael Carulli promoted to Chief Financial Officer

•	Robert Ticktin, General Counsel, will expand responsibilities to include management of Operations

•	Tim Smith, Senior Vice President, Head of Corporate Development will expand responsibilities to include Investor Relations

•	PC14586 registrational Phase 2 clinical trial remains on track to initiate in Q1 2024

PRINCETON, N.J., January 5, 2024 - PMV Pharmaceuticals, Inc. (Nasdaq: PMVP), a precision oncology company pioneering the discovery and development of small molecule, tumor agnostic therapies targeting p53, today announced key appointments across its leadership team. These include:

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The PC14586 clinical program will be led by Deepika Jalota, Pharm.D. and Marc Fellous, M.D. Dr. Jalota and Dr. Fellous succeed Leila Alland, M.D., who is stepping down to pursue other opportunities. Dr. Alland will remain as an advisor to the company. Dr. Jalota joined PMV in 2019 and was promoted to Chief Development Officer (CDO) in May 2023. Dr. Fellous joined PMV in 2022 and was promoted to Senior Vice President, Clinical Development and Medical Affairs in May 2023.

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Michael Carulli has been promoted to Chief Financial Officer (CFO). Mr. Carulli succeeds Winston Kung, who is stepping down to pursue other opportunities. Mr. Kung will remain as an advisor to the company. Mr. Carulli joined PMV in 2020 as Vice President, Finance and was instrumental in the company’s initial public offering process. Mr. Carulli later assumed responsibility of all finance and accounting functions and was promoted to Senior Vice President, Finance in March 2023.

•	Robert Ticktin, General Counsel, will expand his responsibilities to include management of Human Resources, IT and Facilities.

•	Tim Smith, Senior Vice President, Head of Corporate Development will expand his responsibilities to include Investor Relations.

David Mack Ph.D., PMV Pharma’s CEO and Co-founder said, “I would like to thank Leila and Winston for their dedicated and unwavering support of PMV, and we wish them both well in their future endeavors. Leila’s clinical development expertise was instrumental in the excellent execution of our Phase 1 study for PC14586, and due to her leadership we are well positioned to initiate our registrational Phase 2 study this quarter. Winston has been an incredible partner in building the PMV team during the past six years. He played a critical role in leading our initial public offering in 2020 and has contributed across multiple functions, well beyond building an excellent G&A organization.”

“We are fortunate to have a deep bench of experienced individuals to drive the development of PC14586. Deepika has proven to be one of the strongest CDOs in the industry with a track record of successful clinical development and drug approvals in oncology, including tumor agnostic drugs such as larotrectinib. Combined with Marc’s experience in global drug development and regulatory approvals, we are well positioned to drive PMV’s next phase of growth. I also want to congratulate Mike, Rob, and Tim in their new and expanded roles at PMV. Mike has been a leader of the finance organization and we are excited for him to step into the CFO role,” added Dr. Mack.

About PMV Pharma

PMV Pharma is a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53. p53 mutations are found in approximately half of all cancers. The field of p53 biology was established by our co-founder Dr. Arnold Levine when he discovered the p53 protein in 1979. Bringing together leaders in the field to utilize over four decades of p53 biology, PMV Pharma combines unique biological understanding with pharmaceutical development focus. PMV Pharma is headquartered in Princeton, New Jersey. For more information, please visit www.pmvpharma.com.

About PC14586

PC14586 is a first-in-class, small molecule, p53 reactivator designed to selectively bind to the pocket present in the p53 Y220C mutant protein, hence, restoring the wild-type, or normal, p53 protein structure and tumor-suppressing function. The U.S. Food and Drug Administration (FDA) granted Fast Track designation to PC14586 for the treatment of patients with locally advanced or metastatic solid tumors that have a p53 Y220C mutation.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the Company’s future plans or expectations for PC14586, including expectations regarding timing of the Phase 2 portion of its current clinical trial for PC14586 and advancement into late-stage development for PC14586, and statements regarding the Company’s expectations with respect to the leadership changes. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost, and timing of the Company’s product candidate development activities and planned clinical trials, the Company’s ability to execute on its strategy and operate as a late-stage development company, the potential for clinical trials of PC14586 or any future clinical trials of other product candidates to differ from preclinical, preliminary, interim or expected results, the Company’s ability to fund operations, and the impact that the current COVID-19 pandemic will have on the Company’s clinical trials, supply chain, and operations, as well as those risks and uncertainties set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2023, the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2023, filed with the SEC on May 10, 2023, and its other filings filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investors Contact:

Tim Smith

Senior Vice President, Head of Corporate Development and Investor Relations

investors@pmvpharma.com

Media Contact:

Kathy Vincent

Greig Communications

kathy@greigcommunications.com